AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D


     Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with the other reporting persons named therein of the Schedule 13D, dated February 9, 1996, on behalf of the undersigned, and to the joint filing of any additional amendments to the Schedule 13D with the other reporting persons named therein.



                              NEW WEST INVESTORS, L.P.

                                      /s/ Gerald J. Gagner

                              By: ________________________________
                                  Gerald J. Gagner, General Partner


                                     /s/ Gerald J. Gagner
                              ___________________________________
                              GERALD J. GAGNER


















MBEN:\G-J\GAGNER\13D\JT-FIL.13D